UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2011
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
1170 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices, with zip code)
(408) 962-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b), (c)
     On January 19, 2011, Trident Microsystems, Inc. (the “Company”) issued a press release announcing the appointment, effective immediately, of Mr. Philippe Geyres as Interim CEO and the resignation of its Chief Executive Officer (“CEO”), and its President’s departure and resignation from the Company, effective February 9, 2011. The Company also announced that it is conducting a CEO search and Mr. Geyres is a candidate for the permanent CEO position.
     On January 21, 2011, Mr. Geyres and Trident Digital Systems (UK) Ltd. (“TDS”), a wholly-owned subsidiary of the Company, entered into a letter agreement with Mr. Geyres (the “TDS Employment Letter”), pursuant to which he accepted employment as the Executive Director of TDS. In such capacity, he will provide services as Interim CEO for the worldwide operations of the Company and its subsidiaries. Mr. Geyres will be paid a base salary of $50,000 monthly, and will be eligible to participate in the Company’s key employee bonus plan with a target bonus of 100% of his monthly base salary for the period of time he is providing such services. The Compensation Committee will determine the bonus amount following the end of the current performance period for the Company’s executive bonus plan. The Compensation Committee has approved the grant to Mr. Geyres of a stock option to acquire 150,000 shares of Common Stock, vesting on the Company’s standard terms, and the issuance of 20,000 restricted stock units for each month during which such services are provided, issuable on the last day of each month, pro rated for partial months and vesting when the Company retains a permanent CEO, provided Mr. Geyres’ service continues through such date.
     The TDS Employment Letter also provides that upon the retention by the Company of a CEO other than Mr. Geyres, his stock option will be cancelled. In such event, under the TDS Employment Letter, Mr. Geyres will provide transition assistance to the permanent CEO and receive compensation of $225,000 for such services over a six month period as part of his assignment. Mr. Geyres will be eligible for certain health and other benefits as provided in the TDS Employment Letter. While serving in his current role, he will not be eligible to participate in the Company’s executive severance or change in control plans.
     Additionally, on January 21, 2011, Mr. Geyres and the Company entered into an offer letter (the “Trident Offer Letter”) pursuant to which the Company and Mr. Geyres agreed that if he is issued a visa to work in the United States: (i) Mr. Geyres will relocate temporarily to the United States, (ii) the Company will employ him as Interim CEO and (iii) the Company will assume the obligations under the TDS Employment Letter. The Company would also reimburse Mr. Geyres for reasonable living expenses in California while he is serving as Interim CEO.
     Mr. Geyres has stepped down from membership on the Audit Committee and A.C. D’Augustine has been elected to the Audit Committee.
     A copy of the TDS Employment Letter and copy of the Trident Offer Letter are attached hereto as exhibits, and this description of the terms thereof is qualified in its entirety by the terms therein.
     On January 20, 2011, Mr. Christos Lagomichos and the Company entered into a Confidential Retirement Agreement and Release of Claims (the “Lagomichos Agreement”). The Lagomichos Agreement is designed to ensure that there is a smooth and orderly transition of his duties, detail his separation benefits and resolve any claims that he has or may have against the Company. Pursuant to the terms of the Lagomichos Agreement, the Company will pay to Mr. Lagomichos a lump sum payment of $1,256,000, subject to applicable withholding, and in the event that he timely elects to obtain continued group health insurance coverage under COBRA, the Company will pay the premiums for such coverage through the earlier of (i) February 28, 2012, or (ii) the first date on which he becomes eligible to obtain other group health insurance coverage. In consideration for these benefits, Mr. Lagomichos has granted to the Company a release of claims.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description

10.51	Letter Agreement dated January 21, 2011 between Philippe Geyres and Trident Digital Systems (UK) Ltd.

10.52	Letter Agreement dated January 21, 2011 between Philippe Geyres and Trident Microsystems, Inc.

99.1	Press release dated January 19, 2011 announcing appointment of Interim CEO.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 24, 2011

TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary